Exhibit 99.1

SOUTHERN COPPER CORPORATION

11811 N. Tatum Blvd., Suite 2500, Phoenix, AZ 85028, U.S.A.
Phone: (602) 494-5328 - Fax: (602) 494-5317

FOR IMMEDIATE RELEASE

Investor Relations (602) 494-5328

Southern Copper Corporation Reports

Third Quarter and Nine Month 2007 Results

Phoenix, October 23, 2007- Southern Copper Corporation (SCC) (NYSE and LSE: PCU)

2007 THIRD QUARTER HIGHLIGHTS

•                  Third quarter of 2007 net sales increased by $194.2 million when compared to the third quarter of 2006 and amounted to $1,606.4 million, an increase of 13.8%.

•                  EBITDA during the third quarter of 2007 increased by $135.2 million or 15.4% when compared to the third quarter of 2006 and amounted to $1,012.6 million. This amount is equivalent to 63.0% of net sales, compared to an EBITDA of $877.4 million, equivalent to 62.1% of net sales, in the third quarter of 2006.

•                  Third quarter of 2007 net income increased to $627.8 million from $521.6 million in the third quarter of 2006, an increase of 20.4% and amounted to $2.13 per fully diluted share, compared to $1.77 per fully diluted share for the third quarter of 2006, due principally to higher metal prices and higher molybdenum sales volume.

•                  Molybdenum production increased by 90.2% in the third quarter of 2007, compared to the third quarter of 2006. This increase came from higher production at our Peruvian mines and from La Caridad mine.

•                  Copper sales volume decreased by 1.1% in the third quarter of 2007, compared to the third quarter of 2006, as a result of the illegal work stoppages at Cananea and San Martin mines in the third quarter of 2007.

•                  The new Ilo smelter modernization continues reporting better than expected results. The sulfur capture continues higher than the 92% required by Peruvian regulations and on September 30, 2007 we reached a daily smelting record of 3,825 tons of concentrates.

•                  On October 18, 2007 the Board of Directors authorized a dividend of $2.00 per share to be paid on November 27, 2007 to shareholders of record as of November 7, 2007.

•                  The COMEX copper price averaged $3.48 per pound in the third quarter of 2007, compared to $3.54 in the third quarter of 2006. Metals Week dealer oxide molybdenum price for the third quarter of 2007 averaged $31.33 per pound, compared to $25.94 per pound in the third quarter of 2006. However, at the end of the 2007 period copper price reached new highs due to strong worldwide demand. Despite a lower copper price in the quarter, sales increased in third quarter 2007 by $194.2 million equivalent to 13.8%.

•                  SCC works to build and maintain a mutually beneficial relationship in the Mexican and Peruvian communities in which it operates. SCC co-participates with the local governments in the development of projects for improving education, health care, schools and secondary infrastructure, health programs, cultural and sports activities. SCC fully provides education to 3,713 students in the Company’s schools and has established a program, with a trust, that funds more than 200 scholarships in Mexico and Peru. In 2007, the Company will invest $27 million in social programs.

•                  SCC has environmental protection programs in each of its operating units, in conformance with the environmental legislation and has implemented the environmental management system to meet the requirements of the ISO-14001. In Mexico, SEMARNAT, the government’s environmental agency, has awarded the “Certificate of Clean Industry” to five of our operating facilities that have complied with the environmental audits: Santa Barbara mines, Chihuahua; SX EW plant, Precious metal plant and Rod plant, Sonora; and Gas pipeline. SCC Peru has completed the 10-year environmental program known as the “PAMA” with a total investment of $580 million. SCC Mexico is a leader industrial company in Mexico’s reforestation program and maintains and operates three tree nurseries with a capacity of 1,731,000 trees per year.

•                  After giving effect to last twelve months capital and exploration spending of $404.4 million and dividend distributions of $1,818.6 million, net debt (debt minus cash) amounted to $328.1 million compared to $619.7 million at the end of September 2006. At the same time stockholders’ equity amounted to $4.1 billion as of September 30, 2007, an increase of 20.9% over the last year.

•                  The Company’s Board of Directors approved a new investment program to replace the investment program previously approved for the

Cananea, Sonora and Guaymas, Mexico area, by authorizing the development in Peru of the Tia Maria SX/EW copper project, the Toquepala concentrator expansion, the Cuajone concentrator expansion, the Ilo smelter expansion and the Ilo copper refinery expansion, with a total investment of $2,108 million. This investment would permit the Company to increase its copper production by 270,000 tons per year by 2011, which represents 39% of the current production level.

•                  Since July 30, 2007, our Mexican mines of Cananea, Taxco and San Martin have ceased operations due to work stoppages promoted, with no valid reasons, by a minority group of the union workers. Even though the labor authorities declared these stoppages illegal, operations have not yet resumed at the mines. Proceedings in this regard are currently in process in Mexican federal courts and we are confident that the final outcome will be favorable to us, allowing the Company to sign new labor contracts, and to establish modern productivity practices for the benefit of the workers and the Company.

The contribution of these three mining units to the Company’s revenue is less than 14% and the Company was for the most part, able to offset the loss of revenue due to these work stoppages with additional volumes of molybdenum and copper from our other mines and from better molybdenum prices. The Company’s decision to run diversified geographical operations with their corresponding reserves has proven to be sound.

•                  The 4,201 workers from eight of eleven mining units and plants of Minera Mexico voted on September 5, 2007 to elect union representation, from among the “Sindicato de Trabajadores Mineros Metalurgicos y Similares de la Republica Mexicana” and the “Sindicato Nacional de Trabajadores de la Exploracion, Explotacion y Beneficio de Minas de la Republica Mexicana” which belongs to the National Federation of Independent Unions with 332,000 members. The individual re-count was made in the presence of the legal representatives of the unions and the government labor authorities.

By overwhelming majority, 97% of the workers decided to change to the union “Sindicato Nacional de Trabajadores de la Exploracion, Explotacion y Beneficio de Minas de la Republica Mexicana” (SNTEEBMRM) looking for solid work stability, better union representatives and improved conditions for the workers.

On October 15, 2007 the Federal Labor Board for Conciliation and Arbitration pronounced a legal decision in favor of the “Sindicato

Nacional de Trabajadores de la Exploracion, Explotacion y Beneficio de Minas de la Republica Mexicana” (SNTEEBMRM).

•                  On October 2, 2007, Peruvian union workers at the Ilo, Toquepala and Cuajone operations, began a strike demanding higher wages and benefits. After eight days of strike, the workers returned to work when union leaders and the Company signed a settlement agreement giving the Peruvian labor ministry the authority to settle the final conditions. During these eight days there were no production losses as a result of support from the workers of the other five unions and from the administrative staff who helped maintain normal operations.

SUMMARY FINANCIAL TABLE

	Third Quarter				Year to Date
	2007	2006	Var.	%	2007	2006	Var.	%
	(in millions, except per share amounts and %s)
Copper sold – pounds	315.2	318.8	(3.6)	(1.1)%	1,037.9	982.0	55.9	5.7%

Net sales	$1,606.4	$1,412.2	$194.2	13.8%	$4,791.2	$3,810.3	$980.9	25.7%
Cost of sales	559.8	509.3	50.5	9.9%	1,588.8	1,438.0	150.8	10.5%
Operating income	933.8	804.5	129.3	16.1%	2,866.4	2,086.1	780.3	37.4%
EBITDA (1)	1,012.6	877.4	135.2	15.4%	3,052.8	2,296.7	756.1	32.9%
EBITDA, net sales margin	63.0%	62.1%	0.9%	1.4%	63.7%	60.3%	3.4%	5.6%
Net earnings	$627.8	$521.6	$106.2	20.4%	$1,905.5	$1,382.4	$523.1	37.8%
Earnings per share	$2.13	$1.77	$0.36	20.4%	$6.47	$4.69	$1.78	37.8%
Capital expenditures	$72.1	$102.3	$(30.2)	(29.5)%	$251.1	$333.0	$(81.9)	(24.6)%

(1) Reconciliation of net earnings computed in accordance with GAAP to EBITDA

	Third Quarter		Year to Date
	2007	2006	2007	2006
Net earnings	$627.8	$521.6	$1,905.5	$1,382.4
Add:
Minority interest	3.2	2.8	7.6	6.6
Income taxes	296.1	271.9	881.2	679.7
Interest expense	31.2	31.6	92.0	82.7
Depreciation, amortization and depletion	81.5	67.7	240.1	198.8
Less:
Interest income	(23.5)	(10.8)	(63.5)	(34.5)
Interest capitalized	(3.7)	(7.4)	(10.1)	(19.0)
EBITDA	$1,012.6	$877.4	$3,052.8	$2,296.7

Southern Copper Corporation reports net earnings of $627.8 million, or diluted earnings per share of $2.13, for the third quarter of 2007 compared with $521.6 million, or diluted earnings per share of $1.77, for the third quarter of 2006, an increase of 20.4%. Net earnings for the first nine months of 2007 were $1,905.5 million, or earnings per share of $6.47, compared with $1,382.4 million or earnings per share of $4.69 in the first nine months of 2006, an increase of 37.8%.

Net sales were $1,606.4 million in the third quarter of 2007 compared with $1,412.2 million in the third quarter of 2006, an increase of 13.8%. Net sales in the first nine months of 2007 were $4,791.2 million, compared with $3,810.3 million in the first nine months of 2006, an increase of 25.7%. The average price for molybdenum and silver were higher by 20.8% and 9.0%, respectively, in the third quarter 2007 than in the third quarter of 2006. The average prices for all our products were higher in the first nine months of 2007 than the comparable period of 2006. See price chart on page 8.

Copper sales volume decreased by 1.1% in the third quarter of 2007, compared to the third quarter of 2006, as a result of the illegal work stoppages at Cananea and San Martin mines in the third quarter of 2007.

Molybdenum production increased to 9.7 million pounds in the third quarter of 2007 from 5.1 million pounds in the third quarter of 2006. This increase in production was the result of 2.4 million pounds of higher strike-free production at La Caridad and an increase of 2.2 million pounds in the production from our Peruvian operations due to higher grades and recoveries in both mines.

Commenting on the Company’s results, for the third quarter of 2007, Mr. German Larrea, Chairman of SCC said, “Earnings for the third quarter of 2007 amounted to $627.8 million, an increase of $106.2 million over the third quarter of 2006 and is attributable to the sustained high price levels for most of our metals and to an increase of over 100% in molybdenum sales volume. The 2007 nine months earnings amounted to $1,905.5 million, an increase of $523.1 million or 37.8% when compared to the same period of 2006. The nine month 2007 earnings constitute an all time record for SCC.”

Mr. Oscar Gonzalez Rocha, Executive President and CEO, reported on the Company’s modernization program by saying “…the Ilo smelter modernization project was completed in January 2007. Xstrata, the Isasmelt technology supplier, noted that the ramp up of this facility by SCC has been a world class accomplishment for a brownfield smelter modernization. There are still some unresolved technical issues that need to be worked through before the performance test can be completed and we can receive the necessary warranties from our two major contractors. The concentrate throughput during September was 92,560 tons and on September 30, 2007 we reached a daily smelting record of 3,825 tons of concentrates. Also, the sulfur capture during the third quarter was over the 92% required by Peruvian regulations. Additionally, the Company’s crushing and conveying project at the Toquepala mine is in full production. The primary crusher and associated overland conveying system are fully operational; construction of the operating ramp has displaced 58.4 millions tons of material. The sedimentation, PLS and storm water retention dams and associated facilities at Toquepala have been in operation since July.”

Mr. Xavier Garcia de Quevedo, Executive President and COO, reported on the expansion projects at the Cananea and Guaymas (Sonora), consisting of the following projects: the Cananea SX/EW III, the Cananea concentrator expansion, the Cananea molybdenum circuit, the Buena Vista mine, the new Cananea concentrator, and the Guaymas smelter and refinery. These projects with a total investment of $2,256 million have been indefinitely suspended due to the union’s irresponsible attitude and illegal work stoppages which are detrimental to the Company and its workers.

Furthermore, the Company’s Board of Directors approved a new investment program to replace the January investment program previously approved for the Cananea, Sonora, Mexico area, by authorizing the development of the following projects in Peru: the Tia Maria SX/EW copper project, the Toquepala concentrator expansion, the Cuajone concentrator expansion, crusher conveyor for leach project, the Ilo smelter expansion and the Ilo copper refinery expansion, with a total investment of $2,108 million. This investment would permit the Company to increase its copper production by 270,000 tons per year by 2011, which represents 39% of the current production level. In January 2007 the Company had considered a plan to develop these projects at a later date, as a second stage of its investment plan.

Finally, Mr. Garcia de Quevedo added: “SCC works to build and maintain a mutually beneficial relationship in the Mexican and Peruvian communities in which it operates. SCC co-participates with the local governments in the development of projects for improving education, health care, schools and secondary infrastructure, health programs, cultural and sports activities. SCC fully provides education to 3,713 students in the Company’s schools and has established a program, with a trust, that funds more than 200 scholarships in Mexico and Peru. In 2007, the Company will invest $27 million in social programs.

SCC has environmental protection programs in each of its operating units, in conformance with the environmental legislation and has implemented the environmental management system to meet the requirements of the ISO-14001. In Mexico, SEMARNAT, the governmental environmental agency, has awarded the “Certificate of Clean Industry” to five of our operating facilities that have complied with the environmental audits: Santa Barbara mines, Chihuahua; SXEW plant, Precious metal plant and Rod plant, Sonora; and Gas pipeline. SCC Peru has completed the 10-year environmental program known as the “PAMA” with a total investment of $580 million. SCC Mexico is a leader industrial company in Mexico’s reforestation program and maintains and operates three tree nurseries with a capacity of 1,731,000 trees per year”.

Additionally, Mr. German Larrea commented on the Company’s exploration program. In particular he referred to the pre-feasibility study at Los Chancas, a copper-molybdenum property in the southern part of Peru, which was finished and is under evaluation in order to define the next steps. A feasibility study for Tia Maria, a copper oxide deposit near Arequipa, Peru is almost completed and will be analyzed and the Environmental Impact Assessment, for this project is in progress. In addition to these Peruvian properties, the Company is planning to develop its Mexican assets at El Arco in Baja California and Angangueo in Michoacan.

Metal Prices

	LME	COMEX
Average	Copper	Copper	Zinc	Silver	Gold	Molybdenum
	($ /lb)	($ /lb)	($ /lb)	($ /Oz)	($ /oz)	($ /lb)
1Q 2007	2.69	2.70	1.57	13.29	650.27	25.81
2Q 2007	3.47	3.46	1.66	13.32	667.24	30.41
3Q 2007	3.50	3.48	1.46	12.70	681.12	31.33
3Q 2006	3.48	3.54	1.53	11.65	621.50	25.94
9 months 2007	3.22	3.21	1.56	13.11	666.21	29.19
9 months 2006	3.00	3.06	1.35	11.19	600.96	24.13
Var. 3Q07 vs. 3Q06	0.6%	(1.7)%	(4.6)%	9.0%	9.6%	20.8%
Average Year 2006	3.05	3.09	1.49	11.54	604.34	24.38

Source: Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide.

Metal Production and Sales

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	%	2007	2006	%

Copper (000s pounds)
Mined	303,900	311,500	(2.4)%	1,033,300	939,300	10.0%
Smelted	281,000	309,400	(9.2)%	788,500	948,300	(16.9)%
Refined	238,700	286,800	(16.8)%	776,900	922,300	(15.8)%
Rod	55,900	46,400	20.5%	172,600	163,300	5.7%
Sales	315,200	318,800	(1.1)%	1,037,900	982,000	5.7%

Silver (000s ounces)
Mined	3,500	4,000	(12.5)%	12,200	11,700	4.3%
Refined	2,600	3,000	(13.3)%	7,800	9,200	(15.2)%
Sales	4,900	4,900	—%	14,400	14,600	(1.4)%

Molybdenum (000s pounds)
Mined	9,700	5,100	90.2%	26,300	17,900	46.9%
Sales	9,100	4,400	106.8%	26,300	16,900	55.6%

Zinc (000s pounds)
Mined	64,600	81,100	(20.3)%	209,500	227,400	(7.9)%
Refined	53,100	43,200	22.9%	142,400	65,500	117.4%
Sales	57,800	66,200	(12.7)%	193,400	206,400	(6.3)%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2007	2006	VAR %	2007	2006	VAR %
	(in thousands, except for per share amounts)

Net sales:	$1,606,414	$1,412,238	13.8%	$4,791,213	$3,810,278	25.7%

Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	559,815	509,258	9.9%	1,588,794	1,437,989	10.5%
Selling, general and administrative	23,570	25,162	(6.3)%	73,276	72,491	1.1%
Depreciation, amortization and depletion	81,538	67,702	20.4%	240,102	198,787	20.8%
Exploration	7,710	5,655	36.3%	22,681	14,864	52.6%
Total operating costs and expenses	672,633	607,777	10.7%	1,924,853	1,724,131	11.6%

Operating income	933,781	804,461	16.1%	2,866,360	2,086,147	37.4%

Interest expense	(31,181)	(31,602)	(1.3)%	(91,969)	(82,711)	11.2%
Interest capitalized	3,703	7,403	(50.0)%	10,146	19,009	(46.6)%
Gain (loss) on derivative instruments	2,993	—	100%	(73,699)	—	100%
Loss on debt prepayments		(100)	(100)%	—	(960)	(100)%
Other income (expense)	(5,714)	5,320	(207.4)%	19,958	12,808	55.8%
Interest income	23,528	10,848	116.9%	63,532	34,456	84.4%

Earnings before income taxes and minority interest	927,110	796,330	16.4%	2,794,328	2,068,749	35.1%

Income taxes	296,109	271,944	8.9%	881,199	679,680	29.6%
Minority interest	3,156	2,803	12.6%	7,640	6,630	15.2%

Net earnings	$627,845	$521,583	20.4%	$1,905,489	$1,382,439	37.8%

Per common share amounts:
Net earnings – basic and diluted	$2.13	$1.77	20.4%	$6.47	$4.69	37.8%
Dividends paid	$1.60	$1.00	60.0%	$4.80	$3.75	28.0%

Weighted average shares outstanding (Basic and diluted)	294,466	294,461		294,466	294,461

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30,	December 31,	September 30,
	2007	2006	2006
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,195,208	$1,022,778	$918,099
Marketable securities	320,000	280,000	—
Accounts receivable	678,898	606,426	523,302
Inventories	462,708	413,652	480,473
Prepaid taxes and other assets	115,970	120,021	83,564
Total current assets	2,772,784	2,442,877	2,005,438

Property, net	3,582,546	3,538,295	3,486,514
Leachable material, net	239,888	231,516	221,956
Intangible assets, net	116,387	118,107	118,761
Other assets, net	37,661	45,619	43,219
Total assets	$6,749,266	$6,376,414	$5,875,888

LIABILITIES
Current liabilities:
Current portion of long-term debt	$160,000	$10,000	$10,000
Accounts payable	264,851	271,064	232,646
Income taxes	136,016	226,047	121,210
Due to affiliates	4,039	3,581	4,892
Accrued workers’ participation	243,703	299,892	206,426
Interest	22,376	37,140	12,881
Other accrued liabilities	21,708	11,847	21,378
Total current liabilities	852,693	859,571	609,433

Long-term debt	1,363,293	1,518,111	1,527,793
Deferred income taxes	197,543	194,759	208,556
Other liabilities	176,498	111,196	89,494
Asset retirement obligation	12,905	12,183	11,943
Total non-current liabilities	1,750,239	1,836,249	1,837,786

Commitments and contingencies

Minority interest	16,363	13,989	13,207

STOCKHOLDERS’ EQUITY
Common stock	654,645	678,630	678,069
Accumulated comprehensive income	3,475,326	2,987,975	2,737,393
Total stockholders’ equity	4,129,971	3,666,605	3,415,462
Total liabilities, minority interest and stockholder’s equity	$6,749,266	$6,376,414	$5,875,888

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

OPERATING ACTIVITIES
Net earnings	$627,845	$521,583	$1,905,489	$1,382,438
Depreciation, amortization and depletion	81,538	67,702	240,102	198,787
Capitalized leachable material	(5,874)	(43,384)	(45,903)	(43,384)
Minority interest	3,156	2,803	7,640	6,630
Cash provided from (used for) operating assets and liabilities	11,531	(23,185)	(340,724)	(455,104)
Other, net	3,702	(2,934)	153,055	3,667
Net cash provided from operating activities	721,898	522,585	1,919,659	1,093,034

INVESTING ACTIVITIES
Capital expenditures	(72,086)	(102,311)	(251,078)	(333,031)
Other, net	6,356	407	(82,296)	2,410
Net cash used for investing activities	(65,730)	(101,904)	(333,374)	(330,621)

FINANCING ACTIVITIES
Debt incurred (repaid)	—	(1,954)	(5,000)	365,728
Dividends paid	(471,421)	(294,458)	(1,413,688)	(1,104,212)
Distributions to minority interest	(1,429)	(1,465)	(4,593)	(6,336)
Other	5,790	6,967	6,067	(79)
Net cash used for financing activities	(467,060)	(290,910)	(1,417,214)	(744,899)

Effect of exchange rate changes on cash	(7,514)	(12,622)	3,359	24,582

Increase in cash and cash equivalents	$181,594	$117,149	$172,430	$42,096

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers worldwide and holds the second largest copper reserves of any listed company in the world. We are a NYSE and Lima Stock Exchange (LSE) listed company that is 75.1% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 24.9% ownership interest is held by the international investment community. We operate mining units and metallurgical facilities and we conduct exploration activities in Peru, Mexico and Chile.

Conference call

The Company’s third quarter earnings conference call and web cast presentation will be held on Thursday, October 25, 2007 beginning at 10:00 a.m. (EST – New York) 9:00 a.m. (Lima and Mexico City time).

To participate:

Dial-in number:	866-371-3858 in the U.S.
832-445-1647 outside the U.S.
Conference ID:	19123678
Leader:	Mr. Jose N. Chirinos, Chief Financial Officer
Mr. Raul Jacob, Head of Investor Relations
Conference call name:	“Southern Copper Third Quarter 2007 Results”

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.